Exhibit 5.1

ROPES & GRAY LLP ONE INTERNATIONAL PLACE BOSTON, MA 02110-2624 WWW.ROPESGRAY.COM

October 9, 2008

Board of Directors

GigOptix, Inc.

19910 North Creek Parkway

Bothell, Washington 98011

Re:	GigOptix, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We are acting as counsel to GigOptix, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-4, as amended through the date hereof (the “Registration Statement”), filed with the Securities and Exchange Commission, relating to the issuance of up to 6,022,088 shares (collectively, the “Shares”) of the common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) pursuant to the Agreement and Plan of Merger, dated as of March 27, 2008, by and among the Company (formerly named Galileo Merger Holdings, Inc.), a wholly-owned direct subsidiary of Lumera Corporation, Lumera Corporation, a Delaware corporation, GigOptix LLC, an Idaho limited liability company, Galileo Merger Sub L, Inc., a Delaware corporation and a wholly-owned direct subsidiary of the Company and Galileo Merger Sub G, LLC, an Idaho limited liability company and a wholly-owned direct subsidiary of the Company, (as amended as of the date hereof, the “Merger Agreement”). The Merger Agreement provides that at the Effective Time (as defined in the Merger Agreement) of the Mergers (as such term is defined in the Merger Agreement, the “Mergers”),

(i) each share of Lumera common stock will be automatically converted into and become the right to receive 0.25 shares of common stock, par value $0.001, of the Company;

(ii) each GigOptix membership unit will be automatically converted into and become the right to receive (i) a number of shares of the Company’s common stock equal to the quotient obtained by dividing (x) the aggregate number of shares of the Company’s common stock issued to Lumera stockholders in exchange for Lumera common stock by (y) the aggregate number of GigOptix membership units outstanding plus GigOptix membership units issuable upon exercise of GigOptix options, and (ii) Company common stock warrants to be issued in several tranches with exercise prices determined by reference to the exercise prices of outstanding Lumera stock options and Lumera common stock warrants.

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This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Agreement and Plan of Merger

2.	An executed copy of the Registration Statement.

3.	The Certificate of Incorporation of the Company, as amended, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

4.	The form of Restated Certificate of Incorporation of the Company to become effective before the issuance of the Shares, as certified by the Secretary of the Company on the date hereof as being complete and accurate (the “Restated Certificate of Incorporation”).

5.	The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

6.	The form of Amended and Restated Bylaws of the Company to become effective before the issuance of the Shares, as certified by the Secretary of the Company on the date hereof as being complete and accurate.

7.	Resolutions of the Directors of the Company adopted by unanimous written consent on March 26, 2008, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating, among other things, to the adoption of the Merger Agreement and the approval of the Restated Certificate of Incorporation.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

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Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) filing and effectiveness of the Restated Certificate of Incorporation under the Delaware General Corporation Law, as amended, (iii) consummation of the Mergers in accordance with the Merger Agreement, (iv) issuance of the Shares pursuant to the terms of the Merger Agreement, and (v) receipt by the Company of the consideration for the Shares specified in the Merger Agreement and resolutions of the Board of Directors of the Company, the Shares will be validly issued, fully paid and non-assessable.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the joint proxy statement/prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Ropes & Gray LLP
ROPES & GRAY LLP